Exhibit 99.1

FOR IMMEDIATE RELEASE:

October 30, 2015

SIMMONS FIRST NATIONAL CORP. COMPLETES ACQUISTION OF OZARK TRUST AND INVESTMENT CORP. OF SPRINGFIELD, MO.

Simmons First National Corp. announced today the completion of the acquisition of Ozark Trust and Investment Corp. of Springfield, Mo., including wholly owned non-depository trust subsidiary Trust Company of the Ozarks.

Trust Company of the Ozarks, which was founded in 1998, provides a range of financial services for its clients, including investment management, trust services, IRA rollovers and transfers, successor trustee services and custodial services.

George Makris, the Simmons chairman and chief executive officer, said that as Simmons’ first acquisition of a fee-only financial firm, Trust Company of the Ozarks provides a wealth-management capability that can be leveraged across the company’s four-state geographic footprint in Arkansas, Missouri, Kansas and Tennessee.

“Wealth management is an important growth business for us,” Makris said. “This is an exciting strategic opportunity for our company.”

The definitive agreement to acquire the company was announced on April 29. Trust Company of the Ozarks had about $1.1 billion in assets under management and more than 1,300 clients. Simmons already has almost $3.5 billion in assets under management in its trust operations. Makris said the expansion of the company’s already successful trust operation will bring products to Trust Company of the Ozarks customers that haven’t previously been offered.

With the completion of this acquisition, Simmons has about $7.6 billion in assets and more than 2,300 associates across four states.

Gary Metzger, the Missouri/Kansas regional chairman for Simmons, previously served on the Ozark Trust and Investment Corp. and the Trust Company of the Ozarks boards of directors. Jay Burchfield, the chairman of Ozark Trust and Investment Corp., was appointed to the Simmons First National Corp. board when the agreement was announced in April. Burchfield is a 40-year financial industry veteran.

Trust Company of the Ozarks clients will now have access to the full range of products and services provided by Simmons. These include retail banking, credit cards, insurance and other services.

501 Main Street           Pine Bluff, AR 71601           (870) 541-1000           simmonsfirst.com

About Simmons First National Corporation

Simmons First National Corp. is a financial holding company headquartered in Pine Bluff, Ark., with total assets of almost $7.6 billion. The company conducts financial operations in Arkansas, Kansas, Missouri and Tennessee. The company’s wholly owned subsidiary, Simmons First National Bank, offers comprehensive financial solutions delivered with a client-centric approach. The company’s common stock trades on the NASDAQ Global Select Market under the symbol “SFNC.”

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FOR MORE INFORMATION CONTACT:

Rex Nelson
Senior Vice President

Director of Corporate Communications
Simmons Bank

(501) 377-7606